Exhibit 99.1

NEWS RELEASE

Release Date:	Monday, May 16, 2011

Release Time:	2:00pm (EST)

Contact:	Michael R. Kallet, President & CEO

Phone:	(315) 366-3701

Oneida Savings Bank announces plans for 12th Banking Office

Oneida, NY, May 16, 2011 - Oneida Financial Corp. (Nasdaq: ONFC) (the “Company”), the parent company of Oneida Savings Bank, is pleased to announce its intention to construct a second full service financial center in Rome, New York subject to Rome Planning Board and other regulatory approvals.  Michael R. Kallet, President and Chief Executive Officer, stated, “This new facility proves our commitment to local, community banking in Rome. We’re dedicated to providing superior financial products and services coupled with the best customer experience available in Central New York.  We’re proud to develop yet another location to serve the people and businesses of Rome.”  The proposed site sits on nearly two and a half acres of land at 7812 Turin Road, the site previously occupied by Gillette’s Market.

The proposed financial center, expected to be open in the Fall of 2011, will be approximately 4,500 square feet.  In addition to providing a full array of retail and business banking services through Oneida Savings Bank, insurance and other financial services will be offered through Bailey, Haskell & LaLonde Agency (“BHL”) and Benefit Consulting Group (“BCG”), both wholly-owned subsidiaries of Oneida Savings Bank.  BHL is a leader in insurance and risk management services across Central New York.  BCG is a highly reputable wealth management, retirement planning and employee benefit and human resources consulting firm.

Oneida Savings is fully committed to a long term plan of growth in Central New York. Established in 1866, Oneida Savings was created to provide a means of financially supporting the local community— a legacy which the Bank continues today.  Oneida Savings opened its 11th office at Griffiss Park in 2007 with the building of a 24,000 square foot mixed-use facility. “The success at our Griffiss Park location was a great indication of the need for essential financial services for the people and businesses of Rome,” states Mike Kallet. “Our second full-service financial institution in Rome will provide more banking convenience and further financial stability to this marketplace. We look forward to serving the greater Rome community”.  Oneida Savings currently operates 11 full-service banking offices in Madison, Oneida and Onondaga counties.